EXHIBIT 11.2

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF DILUTED EARNINGS PER SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)


                                                            Thirteen
                                                           Weeks Ended
                                                  ---------------------------
                                                     March 31,      March 25,
                                                          2001           2000
                                                  ------------   ------------

Net income                                        $      8,354   $      8,339
                                                  ============   ============

Average number of common shares
    outstanding                                          8,512          9,169

  Plus: Incremental shares from
    assumed exercise of stock
    options                                                218            202
                                                  ------------   ------------
Average number of common shares
    and common share equivalents
    outstanding                                          8,730          9,371
                                                  ============   ============

Diluted earnings per share                        $       0.96   $       0.89
                                                  ============   ============



                                       20